                                                                               .
                                                                               .
                                                                               .
                                                                    EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(In thousands, except Ratio of earnings to fixed charges)

                                          SIX
                                         MONTHS                    TWELVE MONTHS ENDED DECEMBER 31,
                                         ENDED      --------------------------------------------------------------
                                        JUNE 30,
                                          2003         2002         2001         2000         1999         1998
                                       ----------   ----------   ----------   ----------   ----------   ----------
Pre-tax income (loss) from
  continuing operations before
  adjustment for minority
  interests in consolidated
  subsidiaries or income or loss
  from equity investees                $   93,328   $  242,315   $  350,822   $  231,008   $  127,401   $  233,671
                                       ==========   ==========   ==========   ==========   ==========   ==========

Fixed charges:
Interest expense and
  amortization of debt issuance
  costs and debt discount and
  premium on all indebtedness              21,617       44,297       49,312       57,878       56,929       22,850
Rentals                                       650        1,229        1,269          781          890          910
                                       ----------   ----------   ----------   ----------   ----------   ----------

Total fixed charges                    $   22,267   $   45,526   $   50,581   $   58,659   $   57,819   $   23,760
                                       ==========   ==========   ==========   ==========   ==========   ==========

Pre-tax income (loss) from
  continuing operations before
  adjustment for minority
  interests in consolidated
  subsidiaries or income or loss
  from equity investees plus fixed
  charges and amortization of
  capitalized interest less interest
  capitalized                          $  116,509   $  289,669   $  403,230   $  289,547   $  163,684   $  240,399
                                       ==========   ==========   ==========   ==========   ==========   ==========

Ratio of earnings to fixed charges            5.2          6.4          8.0          4.9          2.8         10.1